                                                                     EXHIBIT 3.4

                           CERTIFICATE OF AMENDMENT
                                      OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                     ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
                           (Pursuant to Section 242)

        ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of said corporation by unanimous written consent, duly adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation:

                RESOLVED, that Section 1 of Article Fourth is hereby deleted in its entirety and replaced with the following:

        FOURTH:

        Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is one hundred fifty-one million (151,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share ("Preferred Stock"), and one hundred fifty million (150,000,000) shall be shares of Common Stock with a par value of $0.01 per share ("Common Stock").

        SECOND: The stockholders of the Corporation, by unanimous written consent, duly approved said amendment to the Amended and Restated Certificate of Incorporation of said corporation.

        IN WITNESS WHEREOF, ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. has caused this Certificate to be signed by its Secretary and Treasurer this 1st day of December, 2000.


                                                ALLSCRIPTS HEALTHCARE
                                                SOLUTIONS, INC.


                                                By:  /s/  JOHN G. CULL
                                                   ----------------------------
                                                   John C. Cull
                                                   Secretary and Treasurer